                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to [section]240.14a-11(c) or
    [section]240.14a-12

                    THE AEGIS CONSUMER FUNDING GROUP, INC.
               (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A. (Fee eliminated effective October 7, 1996)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
    -------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:
    -------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    -------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:
    -------------------------------------------------------------------
    5) Total fee paid:
    -------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

                    THE AEGIS CONSUMER FUNDING GROUP, INC.
                           JERSEY CITY, NEW JERSEY
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 12, 1996

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Aegis Consumer Funding Group, Inc. (the "Company") will be held at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, 41st Floor, New York, New York 10022, on December 12, 1996 at 3:00 P.M., local time, for the purpose of considering and acting upon the following:

     1. The election of a Class 2 director to the Board of Directors.

     2. Ratification of the selection by the Board of Directors of the Company of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending June 30, 1997.

     3. Any and all other matters that may properly come before the meeting and any adjournment thereof.

   The Board of Directors has fixed the close of business on October 29, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only holders of record of Common Stock of the Company at the close of business on such date will be entitled to notice of or to vote at the meeting. Such stockholders may vote in person or by proxy.

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 By Order of the Board of Directors,

                             /s/ ANGELO R. APPIERTO

                                 ANGELO R. APPIERTO,
                                 Chief Executive Officer

Jersey City, New Jersey
October 31, 1996

                    THE AEGIS CONSUMER FUNDING GROUP, INC.
                           525 WASHINGTON BOULEVARD
                        JERSEY CITY, NEW JERSEY 07310

                               PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                              DECEMBER 12, 1996

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the 1997 Annual Meeting of Stockholders of The Aegis Consumer Funding Group, Inc. (the "Company"), to be held at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, 41st Floor, New York, New York 10022, on December 12, 1996 at 3:00 P.M., local time, and at any adjournments thereof. This Proxy Statement and the accompanying proxy card are first being sent to stockholders of the Company on or about October 31, 1996.

   Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time, before the authority thereby granted is exercised, (1) by notifying the Secretary of the Company in writing, or (2) by attending the meeting and electing to vote in person. Any written notice revoking a proxy should be sent to the Company to the attention of the Secretary at 525 Washington Blvd., Jersey City, New Jersey 07310. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof, but if no instructions are given, such shares will be voted (1) for the election as director of the member of the Board of Directors named below, (2) for the ratification of the selection by the Board of Directors of the Company of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending June 30, 1997, and (3) in the discretion of the proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof.

                        RECORD DATE AND VOTING RIGHTS

   The Board of Directors has selected the close of business on October 29, 1996 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. The number of shares of Common Stock of the Company outstanding on October 29, 1996 was 15,981,644. Stockholders present or represented and entitled to vote on any matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock of the Company held by them as of the record date. The holders of a majority of the shares of the Company's Common Stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business.

   Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election of Directors at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality.

                            ELECTION OF DIRECTORS

   The Bylaws of the Company provide for a number of Directors, as determined from time to time by the Board of Directors of the Company. The Board of Directors has set the number of Directors of the Company at five and the Company's Board of Directors is divided into three classes. Directors of each class are elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for a term of three years. The term of Class 2 Directors expires at the 1997 Annual Meeting of Stockholders. The terms of Class 3 and Class 1 Directors expires, respectively, at the 1998 and 1999 Annual Meeting of Stockholders.

   At the 1997 Annual Meeting of Stockholders, one Class 2 Director will be elected to serve, subject to the provisions of the Bylaws of the Company, for a three year term expiring at the 2000 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Gary D. Peiffer, the sole Class 2 Director, is being proposed for re-election to serve until the 2000 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Gary D. Peiffer has served as Vice Chairman of the Board, General Counsel and a Director of the Company since January 1994. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors for Mr. Peiffer unless authority to vote for such nominee is withheld by a stockholder in such stockholder's proxy. If for any reason such nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for a nominee including such substitutes as shall be designated by the Board of Directors. Proxies may not be voted for a greater number of persons than are named. If the stockholders do not re-elect Mr. Peiffer to the Board of Directors, the Board will attempt to locate a suitable replacement.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF GARY D. PEIFFER TO THE BOARD.

   Gary D. Peiffer will be present at the Annual Meeting of Stockholders, where he will be available to respond to appropriate questions, and, if desired, make statements.

   Affiliated Directors are not compensated for their services rendered to the Company in their capacity as Director. Independent Directors receive a $25,000 per year retainer, $3,000 plus expenses for attendance at Board meetings and $1,500 plus expenses for attendance at Committee meetings held on days other than those on which Board meetings are scheduled.

                      MEETINGS OF THE BOARD OF DIRECTORS

   During the fiscal year ended June 30, 1996, the Board of Directors held ten (10) meetings. In addition, the Compensation Committee and the Audit Committee each held two (2) meetings. Each of the then-current directors of the Company attended all of the meetings of the Board of Directors and each director serving on a committee attended all the meetings of such committee upon which each director served.

   The Compensation Committee, which currently consists of Felice Cutler, Carl Frischling and Paul Fitzpatrick, is responsible for reviewing all compensation agreements and arrangements for officers of the Company, including annual incentive awards, and is responsible for administering the Company's 1994 Stock Option Plan as amended and 1996 Stock Option Plan as amended. The Audit Committee, which currently consists of Felice Cutler, Carl Frischling and Paul Fitzpatrick, is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

   The directors and executive officers of the Company and their respective ages and positions with the Company are set forth in the following table.

 NAME                  AGE                     POSITION
-------------------  -----  ---------------------------------------------
Angelo R. Appierto     44      Chairman of the Board and Chief Executive
                                Officer

Gary D. Peiffer  ...   45      Vice Chairman of the Board and General
                                Counsel

Joseph F. Battiato     41      President

Dina L. Penepent  ..   35      Executive Vice President, Chief Financial
                                Officer and Secretary

Jorge G. Rios ......   36      Executive Vice President --National Sales
                                Manager

Ira Platt ..........   33      Executive Vice President --Strategic Planning

Felice R. Cutler  ..   59      Director

Carl Frischling  ...   59      Director

Paul D. Fitzpatrick    43      Director

   MR. APPIERTO joined the Company in 1992. Mr. Appierto has served as Chairman of the Board, Chief Executive Officer and a director of the Company since March 1994, and served as President of the Company from July 1993 until May 1995. He previously served as Chief Financial Officer of the Company from May 1992 through February 1994. Prior to joining the Company, Mr. Appierto was a trader and Senior Vice President at CS First Boston, an investment bank, from December 1991 through May 1992, and a partner and Chief Financial Officer at FB Tech Joint Venture, an affiliate of CS First Boston and of Tech Partners, a proprietary securities trading firm, from April 1990 through November 1991.

   MR. PEIFFER has served as Vice Chairman of the Board, General Counsel and a director of the Company since January 1994. Prior to joining the Company, Mr. Peiffer was a senior partner at the law firm of Jeffer, Hopkinson, Vogel, Coomber & Peiffer from January 1983 through December 1993. Mr. Peiffer also serves as a director of Ragar Corp., a publicly traded carpet and floor covering retailer.

   MR. BATTIATO has served as President of the Company since May 1995 and served as an Executive Vice President and head of the Consumer Finance Division of the Company from January 1991 until May 1995. Prior to joining the Company, Mr. Battiato served in several positions relating to mortgage trading: he was a Principal at Morgan Stanley & Co., Incorporated, an investment bank, from January 1990 through December 1990, and from June 1988 through December 1989, he was a Vice President at Donaldson, Lufkin & Jenrette, an investment bank. From 1986 to 1988, Mr. Battiato was a Senior Vice President and Manager of mortgage-backed securities at Dean Witter Reynolds. From 1973 to 1986, Mr. Battiato was associated with Goldman, Sachs & Co., an investment bank, as a senior financial analyst and senior trader of mortgage-backed securities.

   MS. PENEPENT has served as Chief Financial Officer and Executive Vice President of the Company since March 1994, and as Secretary of the Company since October 1993. From July 1992 through February 1994, she was Controller and Vice President of the Company. Before joining the Company, Ms. Penepent, a certified public accountant, was a Manager in the audit and accounting practice at BDO Seidman, certified public accountants, from January 1989 through July 1992.

   MR. RIOS has served as Executive Vice President-National Sales Manager of the Company since July 1994. From January 1994 until July 1994, Mr. Rios was President of the National Financing and Leasing Corporation, a finance company. From September 1993 until December 1993, Mr. Rios was a sales representative of the Company. From 1982 until September 1993, Mr. Rios worked in six separate automobile dealerships in positions ranging from salesman and sales manager to finance and insurance manager. From January
1991 until August 1991, Mr. Rios served as President of Interstate Associates, a distributor of automobile anti-theft devices.

   MR. PLATT has served as Executive Vice President, Strategic Planning since July 1996. Previously, Mr. Platt had been responsible for managing the Company's investment banking activities as they relate to structured finance. Immediately prior to joining the Company in 1991, Mr. Platt obtained his Masters of Business Administration degree from Duke University's Fuqua School of Business. From August 1989 to June 1991, Mr. Platt was a Senior Systems Analyst in the International Information Systems Division of CS First Boston.

   MS. CUTLER has served as a director of the Company since February 1996. Ms. Cutler has served as the Managing Partner of the law firm of Cutler and Cutler since 1966. From 1960 through 1966, Ms. Cutler was a Deputy Attorney General of the State of California. Ms. Cutler serves as a Trustee of Astra Institutional Trust and Astra Institutional Securities Trust. Ms. Cutler was initially appointed as a director in February 1996 in connection with the Whitehall Transfer and was elected to serve a three year term at the 1996 Annual Meeting of Stockholders in June 1996.

   MR. FRISCHLING has served as a director of the Company since February
1996. Mr. Frischling has served as a senior partner of the law firm of Kramer, Levin, Naftalis & Frankel from September 1994 to present. From September 1992 to August 1994, Mr. Frischling was a senior partner of the law firm of Reid & Priest. From 1979 to August 1992, Mr. Frischling was a senior partner of the law firm of Spengler Carlson Gubar Brodsky & Frischling. He also serves as a director of the AIM Funds, ERD Waste Corp. and the Lazard Funds. Mr. Frischling was appointed as a director in connection with the Whitehall Transfer in February 1996 to serve a two year term.

   MR. FITZPATRICK has served as a director of the Company since June 1996. Mr. Fitzpatrick has served in various capacities at Deutsche Bank AG New York Branch since 1979, including as Vice President/ Credit Risk Manager from October 1995 to present; as Senior Credit Officer Private Banking from July 1994 to September 1995; and as Vice President/Credit Administration from January 1979 to June 1994. Mr. Fitzpatrick was nominated in connection with the Whitehall transfer and elected as a director to serve a three year term at the 1996 Annual Meeting of Stockholders in June 1996.

                              EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation paid by the Company, as well as certain other compensation paid or accrued, for the fiscal years ended June 30, 1994, 1995 and 1996 to Angelo R. Appierto, the Company's Chairman of the Board and Chief Executive Officer, and the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of the last completed fiscal year (the "Named Executive Officers"):


Summary Compensation Table

                                                      ANNUAL                   LONG-TERM
                                                    COMPENSATION              COMPENSATION
                                        ----------------------------------   -------------
                                                                              AWARDS
                                                                   OTHER     SECURITIES
                                                                   ANNUAL    UNDERLYING    ALL OTHER
                                FISCAL                             COMPEN-   # OPTIONS/      COMPEN-
NAME AND PRINCIPAL POSITION      YEAR      SALARY        BONUS     SATION   # SARS         SATION(3)
----------------------------  --------  ----------  -----------  ---------------------  ------------
Angelo R. Appierto ..........     1994    $216,667   $   --          --         --      $     --
 Chief Executive Officer and      1995     240,500       --          --        75,000         --
 Chairman of the Board            1996     295,333    1,006,732      --       100,000        4,750

Gary D. Peiffer .............     1994     125,333       --          --         --            --
 General Counsel,                 1995     240,500       --          --        75,000         --
 Vice Chairman of the Board       1996     295,333      604,039      --       100,000        4,750

Joseph F. Battiato ..........     1994     182,763       61,980    50,000(1)    --            --
 President                        1995     171,750       --          --       150,000         --
                                  1996     212,000      381,346      --       185,000        4,750

Matthew B. Burns ............     1994     155,500       20,830      --                       --
 Executive Vice President         1995     167,330       --          --                       --
                                  1996     150,000      110,000      --                       --

Jorge G. Rios (2) ...........     1994      13,765       --          --                       --
 Executive Vice President,        1995      95,833      266,860      --       175,000      248,490 (4)
 National Sales Manager           1996     112,000      963,625      --        80,000        4,750

------------
   (1) Reflects consulting fees paid in fiscal year 1994 to Interstate Associates Ltd., a company wholly owned by Mr. Battiato.

   (2) Mr. Rios was employed by the Company for four months in the fiscal year ended June 30, 1994.

   (3) For fiscal year 1996 amounts reflect Company contributions to the Company's 401K Plan.

   (4) Reflects amounts paid to the National Financing and Leasing Corporation ("NFL"), an entity controlled by Mr. Rios, in connection with the purchase of certain sales territories where NFL held exclusive rights to act as the Company's independent marketing broker.

OPTION GRANTS IN FISCAL YEAR 1996

   The following options were granted to the Named Executive Officers during fiscal year 1996 under The Aegis Consumer Funding Group, Inc. 1994 Stock Option Plan, As Amended, and The Aegis Consumer Funding Group, Inc. 1996 Stock Option Plan, as Amended. Mr. Burns was not granted any options in fiscal year 1996 under either the 1994 Stock Option Plan, as Amended, or the 1996 Stock Option Plan, as Amended.

                                                                                  POTENTIAL REALIZED
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION FOR
                                         INDIVIDUAL GRANTS                            OPTION TERM
                     --------------------------------------------------------  -----------------------
                       NUMBER OF
                       SECURITIES     % OF TOTAL      EXERCISE
                       UNDERLYING   OPTIONS GRANTED   PRICE PER
                        OPTIONS     TO EMPLOYEES IN     SHARE      EXPIRATION
        NAME          GRANTED (#)   FISCAL YEAR (%)    ($/SH)         DATE        5%($)       10%($)
-------------------  ------------  ---------------  -----------  ------------  ----------  -----------
Angelo R. Appierto       75,000           9.5%         $ 8.37       10/10/04     $346,096   $  852,452
                         25,000           3.2            5.375       6/30/05       74,085      182,474

Gary D. Peiffer  ...     75,000           9.5            8.37       10/10/04      346,096      852,452
                         25,000           3.2            5.375       6/30/05       74,085      182,474

Joseph F. Battiato      150,000          19.1            8.37       10/10/04      692,193    1,704,903
                         35,000           4.5            5.375       6/30/05      103,719      255,464

Jorge G. Rios ......     30,000           3.8            8.37       10/10/04      138,439      340,981
                         50,000           6.4            5.375       6/30/05      148,169      364,948


AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND 1996
FISCAL YEAR-END OPTION VALUES

   The table below sets forth information relating to the exercise of options during fiscal year 1996 by each Named Executive Officer and the fiscal year-end value of unexercised options.

                                                                            VALUE OF
                                                  NUMBER OF SECURITIES     UNEXERCISED
                                                       UNDERLYING         IN-THE-MONEY
                                                  UNEXERCISED OPTIONS   OPTIONS AT FISCAL
                         SHARES                    AT FISCAL YEAR END     YEAR END ($)
                      ACQUIRED ON      VALUE        (#) EXERCISABLE/      EXERCISABLE/
        NAME          EXERCISE (#)  REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE
-------------------  ------------  ------------  --------------------  -----------------
Angelo R. Appierto          --            --         150,000/25,000           $0/$0
Gary D. Peiffer  ...        --            --         150,000/25,000            0/0
Joseph F. Battiato          --            --         300,000/35,000            0/0
Jorge G. Rios ......        --            --         130,000/50,000            0/0


EMPLOYMENT AGREEMENTS

   The Company has employment agreements with each of the Named Executive Officers. Mr. Appierto's, Mr. Peiffer's and Mr Battiato's agreements are each for a term of five years commencing March 1, 1994, Mr. Rios' agreement is for a term of three years commencing July 1, 1994. Mr. Appierto's and Mr. Peiffer's agreements provide for a base salary of $250,000 in the first year, $275,000 in the second year, $300,000 in the third year and $350,000 in the fourth and fifth years. Mr. Battiato's agreement provides for a base salary of $175,000 during the first year and $200,000 per year thereafter. Mr. Rios' agreement provides for a base salary of $100,000 for each year of the term which was amended to $150,000 effective July 1, 1996. Mr. Rios is entitled to a bonus based on production volumes of $25 per finance contract acquired or lease originated less finance contracts or leases which have defaulted.
Each of the
agreements (other than Mr. Rios' agreement) provides for an annual bonus based on the net pre-tax income (as defined therein) of the Company.
Mr. Appierto is entitled to a bonus ranging from 1% of net pre-tax income, if such net pre-tax income is less than $1 million, to 5% of net pre-tax income if such net pre-tax income is in excess of $10 million. Mr. Peiffer is entitled to a bonus of 2% of net pre-tax income, if such net pre-tax income is in excess of $5 million, and 3% of net pre-tax income, if such net pre-tax income is in excess of $10 million. Mr. Battiato is entitled to a bonus ranging from 4% of the first $1 million of net pre-tax income down to $280,000 plus 1% of net pre-tax income in excess of $10 million. Notwithstanding the foregoing, for the fiscal year ended June 30, 1996, the executive officers each deferred bonuses (in the aggregate amount of $611,000) due them pursuant to their respective employment agreements. For purposes of the above, net pre-tax income of the Company is generally such amount as is indicated in its financial statements and calculated in accordance with generally accepted accounting principles after adding management consulting fees and without giving effect to the bonus for the relevant executive officer. Mr. Appierto's, Mr. Peiffer's and Mr. Battiato's agreements further provide that in the event of a change in control (defined generally to mean a change in control that would be reported as such in reports filed with the SEC, the acquisition of beneficial ownership of 25% of the Company's voting securities by an individual or group other than the stockholders of the Company prior to the Company's initial public offering or a majority change in the composition of the Company's Board of Directors not approved by the current directors or their chosen successors) of the Company, each such officer is entitled to a payment up to 2.99 times his base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Each employment agreement provides that each executive shall be entitled to the full unpaid balance, in a single lump sum in the case of Mr. Appierto and Mr. Peiffer, of his respective base salary for the remainder of the term in the event his employment is terminated by the Company other than for cause (defined generally to mean conviction of a felony or willful failure to follow written directions of the Board of Directors), death or disability, or by such executive except for good reason (defined generally to mean a reduction in the executive officer's responsibilities, title, offices or compensation). Mr. Appierto's, Mr. Battiato's and Mr. Peiffer's employment agreements further provide that, in the event that for any reason (other than by the Company for cause or by the executive other than for good reason) their employment agreements are not renewed or extended on or before March 1, 1999 for a period of at least five years commencing March 1, 1999 upon the same terms and conditions and containing the same compensation and bonus provisions to be effective under their respective employment agreements for the twelve month period ending March 1, 1999, the Company shall pay to the executive a termination fee in an amount equal to two times the sum of the executive's base annual compensation in effect for the twelve months immediately preceding the expiration of the then current term of their employment agreement plus the amount of all bonuses paid or payable to the officer pursuant to the terms of the employment agreement with respect to the same twelve month period. In addition, the Board of Directors has approved an amendment to Mr. Appierto's, Mr. Battiato's and Mr. Peiffer's employment agreements which would compensate them at the rate of $350,000 per year times the number of years remaining under their contracts for future lost bonuses in the event their employment is terminated prior to March 1, 1999 (except where terminated by the Company for cause (as defined herein) or by the executive without good reason (as defined)), including the death or disability of the executive. All employment agreements contain provisions protecting the confidentiality of information concerning the Company's business, and do not limit the ability of such officers to compete with the Company after the conclusion of their respective terms. In addition, each of such employment agreements provides for certain insurance and other benefits to the executives party thereto.

   In April 1996, Mr. Appierto, Mr. Peiffer and Mr. Battiato each entered into an agreement with the Company with respect to the Whitehall Transfer discussed under "Change in Control." Each such executive agreed that the Whitehall Transfer shall not constitute a change in control for purposes of their employment agreements and no payment shall be deemed owed to the executive by the Company as a result thereof unless and until such executive shall voluntarily terminate his employment prior to June 30, 1996 or the Company shall terminate such executive's employment without cause on or before June 30, 1997.

   Mr. Burns entered into an agreement with the Company in October 1995 to serve as Executive Vice President --Systems and Systems Development. Pursuant to the agreement, Mr. Burns gave up the right to any bonuses he might be entitled to under a previous employment agreement with the Company for finance contracts acquired or leases originated by the Company after July 1, 1995 in exchange for payment by the Company of $110,000. Under this agreement, Mr. Burns was entitled to a salary of $150,000 for each year of the term. On September 18, 1996, Mr. Burns' employment with the Company terminated and Mr. Burns entered into an employment agreement to serve as Chairman and Chief Executive Officer of Systems & Services Technologies, Inc., a newly formed wholly owned subsidiary of the Company ("SST"), for a term of five years, subject to extension or reduction in accordance with the terms of the agreement. Mr. Burn's agreement provides for a base salary of $150,000, subject to adjustment after June 30, 1997 based upon certain performance targets, and a bonus of (i) for the first two years, the greater of $50,000 and 3.33% of SST's Net Pre-Tax Income (as defined therein) in each year it equals or exceeds Performance Targets (as defined therein) and (ii) thereafter, 3.33% of Net Pre-Tax Income in each year it equals or exceeds Performance Targets. Mr. Burn's agreement contains provisions protecting the confidentiality of information concerning SST's business, but does not limit the ability of Mr. Burns to compete with SST after the conclusion of its term.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors of the Company (the "Committee") reviews and approves the salaries and bonuses of the executive officers of the Company, as well as all grants of options to purchase shares of Common Stock.

 OBJECTIVES

   The Committee's primary objective is to attract and retain the most highly qualified executive officers and to insure that their compensation structure aligns their interests with those of the stockholders of the Company. Although the current employment agreements were entered into by the Company and the respective executive officers prior to the formation of the Committee, the Committee is charged with the responsibility of reviewing and approving compensation structures in future employment agreements, whether with the current executive officers as their employment agreements expire, or with new executive officers.

 EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements with certain of its executive officers. The Committee has considered the advisability of using employment agreements and has determined that their use is in the best interest of the Company because it facilitates the Company's ability to attract and retain the services of highly qualified executive officers. The Committee has observed that the use of employment agreements by the Company has provided stability to the Company's team of executive officers, and the Committee has determined that the practice of using employment agreements to retain the services of such senior executive officers should continue in the future.

 COMPONENTS OF EXECUTIVE COMPENSATION

   The Company's executive compensation program consists of cash and equity compensation components.

 CASH COMPENSATION

   Cash compensation is comprised of base salary and annual cash incentive bonuses. Each of the Named Executive Officers of the Company had employment agreements with the Company during the past fiscal year which were in place at the time the Committee was established, and, therefore, their respective cash compensation levels are subject to the provisions of such employment agreements.

See "Employment Agreements" for details regarding the terms and conditions of the Company's current employment agreements with its Named Executive Officers.

   The Company offers each of its executive officers an opportunity to earn additional cash compensation in the form of annual bonuses that are awarded if the Company attains specified performance goals. The Committee also believes that it is appropriate that the Company's executive officers receive lower compensation when the Company does not attain its specified performance goals and higher compensation when the Company attains such goals.

   Generally, annual bonus amounts are determined pursuant to terms provided in employment agreements. The performance goals relating to such bonuses for the fiscal year ending 1996 were measured in terms of an annual bonus based on the net pre-tax income as reported by the Company's auditors, Ernst &
Young LLP. Bonuses that were paid to respective executive officers are disclosed in the bonus column of the Summary Compensation Table. The Company met its performance goals and, accordingly, bonuses were awarded at the targeted amount pursuant to the employment agreements.

   Equity compensation is comprised of stock options. Stock option grants reflect the Committee's desire to provide a meaningful equity incentive for the executive to have the Company prosper over the long term. Given the Company's present cash position, The Committee expects options to become a more significant component of the executive compensation arrangements of the Company in the future.

 CHIEF EXECUTIVE OFFICER COMPENSATION

   Mr. Appierto's agreement provides for a base salary of $250,000 in the first year, $275,000 in the second year, $300,000 in the third year and $350,000 in the fourth and fifth years. Mr. Appierto is entitled to a bonus ranging from 1% of net pre-tax income, if such net pre-tax income is less than $1 million, to 5% of net pre-tax income if such net pre-tax income is in excess of $10 million. The Company met its performance goals and, accordingly, bonuses were awarded at the targeted amount.

 DEDUCTIBILITY OF COMPENSATION

   Section 162(m) of the Code generally limits to $1,000,000 the Company's federal income tax deduction for compensation paid in any year to its executive officers, to the extent such compensation is not "performance based" within the meaning of Section 162(m). The Committee will, in general, seek to qualify compensation paid to its executive officers for deductibility under Section 162(m).

   During the next fiscal year the Committee will continue to review the compensation objectives and structure of the Company and implement such changes as it deems appropriate.

                                          Felice Cutler
                                          Paul Fitzpatrick
                                          Carl Frischling

STOCKHOLDER PERFORMANCE GRAPH

   Set forth below is a graph comparing the cumulative shareholder return on the Company's Common Stock against the cumulative return for the NASDAQ Combined Composite Index and the NASDAQ Combined Financial Index for the period July 1, 1995 to June 30, 1996 (the Company's fiscal year). The
Company's share price is included in the calculation of both of these indices. The graph below provides quarterly price performance analysis assuming that $100 was invested in the Company's Common Stock and the stocks underlying each of the indices on July 1, 1995 and the graph assumes that dividends were reinvested for all companies where applicable.

                                          COMPARATIVE RETURN TABLE

                                      Quarter ended   Quarter ended   Quarter ended   Quarter ended   Quarter ended
                                        06/30/95        09/30/95        12/31/95        03/31/96        06/30/96
Aegis Consumer Funding Group, Inc.      $119.23         $103.23          $90.32          $80.65          $69.35
NASDAQ Combined Composite Index         $114.46         $128.18         $129.43         $135.61         $146.01
NASDAQ Combined Financial Index         $110.55         $126.13         $134.38         $140.66         $142.40


                            SECURITY OWNERSHIP OF
                 CERTAIN BENEFICIAL OWNERS AND OF MANAGEMENT

   The following table sets forth certain information as of the Record date, based on information obtained from the persons named below or from Schedule 13Ds filed with the Securities and Exchange Commission, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all of the Company's Named Executive Officers and directors as a group.

                                                   NUMBER OF
                                                     SHARES       PERCENTAGE OF
                                                  BENEFICIALLY     OUTSTANDING
              NAME AND ADDRESS (1)                   OWNED        COMMON STOCK
----------------------------------------------  --------------  ---------------
Gary Winnick(2) ...............................
 c/o PCG Management, Inc.                          3,015,341          18.6%
 150 El Camino Drive, Suite 204
 Beverly Hills, CA 90212 ......................

Robert I. Weingarten(3) .......................
 1999 Avenue of the Stars, Suite 2350              1,732,618          10.7
 Los Angeles, CA 90067

Palomba Weingarten(3)(4) ......................
 c/o Atlas Holdings Group, Inc.                    1,678,577          10.4
  9595 Wilshire Boulevard
  Beverly Hills, CA 90212 .....................

Angelo R. Appierto (5)(6) .....................      656,437           4.2

Gary D. Peiffer (5)(7) ........................      429,314           2.8

Joseph F. Battiato (5)(8) .....................      635,000           4.1

Matthew B. Burns (5) ..........................       20,000            *

Jorge G. Rios(5)(9) ...........................      130,000           1.1

Felice R. Cutler(5)(10) .......................        5,831            *

Carl Frischling(5)(11) ........................       18,831            *

Paul D. Fitzpatrick(5)(10) ....................        4,165            *

All Named Executive Officers and directors as
 a group (8 persons) (12) .....................    2,102,383          18.3

------------

   *   Less than 1%

   (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the record date have been exercised.

   (2) Such shares are owned by PCG Management, Inc., an entity of which Gary Winnick is the Chairman of the Board, Chief Executive Officer and sole stockholder.

                                            (footnotes continued on next page)

    (3) Robert I. Weingarten and Palomba Weingarten are married to each other. Shareholdings for Mr. Weingarten and Mrs. Weingarten each reflect individual ownership and each disclaims beneficial ownership of stock held by the other.

    (4) Such shares are owned by Atlas Holdings Group, Inc., an entity of which Palomba Weingarten is the Chief Executive Officer, sole director and principal stockholder.

    (5) Addresses are c/o The Aegis Consumer Funding Group, Inc., 525 Washington Blvd., Jersey City, New Jersey 07310.

    (6) Includes (i) 50,000 shares held by the Appierto Irrevocable Family Trust (as to which shares Mr. Appierto disclaims beneficial ownership) and (ii) 150,000 shares subject to stock options which are immediately exercisable. In addition, Mr. Appierto has options to purchase 25,000 shares which will vest in equal parts over the next three years.

    (7) Includes 150,000 shares subject to stock options which are immediately exercisable. In addition, Mr. Peiffer has options to purchase 25,000 shares which will vest in equal parts over the next three years. 279,314 shares directly are held by Suzanne C. Peiffer, Mr. Peiffer's wife. Mr. Peiffer disclaims beneficial ownership of such shares.

    (8) Includes 300,000 shares subject to stock options which are immediately exercisable. In addition, Mr. Battiato has options to purchase 35,000 shares which will vest in equal parts over the next three years.

    (9) Includes 130,000 shares subject to stock options which are immediately exercisable. In addition, Mr. Rios has options to purchase 50,000 shares which will vest in equal parts over the next three years.

   (10) Shares are subject to stock options. In addition, Ms. Cutler and Mr. Fitzpatrick will each receive options to purchase 833 shares per month for the remainder of their respective term as director. Such shares are immediately exercisable upon vesting.

   (11) Includes 5,831 shares subject to stock options. In addition, Mr. Frischling will receive options to purchase 833 shares per month for the remainder of his term as a director. Such shares are immediately exercisable upon vesting.

   (12) See footnotes (6) through (11).

                              CHANGE IN CONTROL

   On February 20, 1996, the Company received a copy of a Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by Whitehall Financial Group, Inc. ("Whitehall"), Robert I. Weingarten, Gerry R. Ginsberg, Ilene S. Weingarten, Philip A. Fitzpatrick, Rita C. Villa, Atlas Holdings Group, Inc. ("Atlas"), Palomba Weingarten, PCG Management, Inc. ("PCG"), and Gary Winnick relating to the beneficial ownership of 7,497,701 shares of Common Stock by virtue of an option to acquire such Common Stock obtained by such persons and entities from The Bennett Funding Group, Inc. ("Bennett Funding") and Bennett Management and Development Corp. ("Bennett Management" and together with Bennett Funding, "Bennett"). The Schedule 13D indicated that the option price was $9.5 million, which amount was payable in cash or by offsetting amounts due from Bennett pursuant to certain promissory notes (the "Loans"). As indicated in various amendments filed to the Schedule 13D, on February 22, 1996, Whitehall, Atlas and PCG notified Bennett that the option would become exercisable April 23, 1996. On February 23, 1996, pursuant to the terms of the Loans, Whitehall, Atlas and PCG demanded payment of all principal and accrued interest of the Loans. No portion of the amounts owed was paid. On March 15, 1996, Whitehall, Atlas and PCG acquired at a trustee's sale the 7,497,701 shares of Common Stock pledged to secure the Loans (the "Whitehall Transfer"). Following such trustee's sale, Whitehall, Atlas and PCG directed that the shares be transferred to the following persons: Atlas; PCG; Robert I. Weingarten; Gerry R. Ginsberg; Ilene S. Weingarten; Philip A. Fitzpatrick; and Rita C. Villa. As of the date hereof, such investors beneficially own in the aggregate approximately 43.5% of the outstanding Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners and of Management."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH OFFICERS AND DIRECTORS OF THE COMPANY

   In August 1995, in connection with the termination of his employment, the Company loaned Mr. Robert Nelson, formerly Executive Vice President --Marketing and Product Development for the Company, $200,000 to be repaid by August 31, 1996. As of the date hereof, no principal or interest has been repaid. Mr. Nelson's employment terminated effective August 31, 1995.

   The Company entered into a Loan and Security Agreement dated as of November 7, 1995 with Beckett Reserve Fund, L.L.P. ("Beckett"), a company controlled by Mr. Kenneth Kasarjian, a director of the Company at that time. The Loan and Security Agreement provided up to $1 million on a revolving credit basis for working capital and to finance the purchase of finance contracts. The Company borrowed $1 million at a rate of 12% per annum. All amounts due have been repaid. The Loan and Security Agreement terminated by its terms as of March 15, 1996. In connection with the loan, the Company issued to Beckett warrants to purchase 15,000 shares of Common Stock at an exercise price of $7.9375 per share, subject to adjustment, exercisable at any time from November 17, 1996 to November 16, 2000.

   In April 1996, in connection with the modification of his employment agreement in connection with the Whitehall Transfer discussed under "Change in Control", the Company advanced Mr. Battiato $125,000. Such advance is repayable solely as an offset against any bonus due Mr. Battiato for the fiscal year ended June 30, 1997 or any change in control payments under his employment agreement; provided, however, that in the event Mr. Battiato's employment is terminated prior to the date such bonus is payable by the Company for cause or by Mr. Battiato without good reason, such advance will thereafter become a full recourse loan bearing interest at 7% per annum and due on or before the first to occur of (i) the date a change of control payment becomes due, if any, or (ii) September 1, 1997.

   On November 15, 1994, the Company loaned Matthew B. Burns, an Executive Vice President of the Company and currently the Chairman and Chief Executive Officer of SST, $100,000 with interest payable thereon of $10,000. In connection with the termination of his employment by the Company and appointment as Chairman and Chief Executive Officer of SST in September 1996, the Company has agreed to forgive $20,000 of the principal amount due and Mr. Burns has repaid in full the remaining $90,000 of principal and interest outstanding under the obligation.

RELATIONSHIPS AND RELATED TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS OF THE
COMPANY

   On March 28, 1996, (i) the SEC filed a civil complaint in the United States District Court for the Southern District of New York against Bennett Management and Development Corp. ("Bennett Management"), Bennett Funding Group, Inc. ("Bennett Funding"), Bennett Receivables Corporation, Bennett Receivables Corporation II and Patrick R. Bennett (No. 96 Civ. 2237 (JES)), alleging numerous violations of the anti-fraud provisions of the federal securities laws based in part on allegations of sales of fictitious leveraged leases, fraudulent misrepresentations to investors in private placements of debt securities and misappropriation of corporate assets and (ii) the United States Attorney for the Southern District of New York filed a criminal complaint in the court against Patrick Bennett alleging criminal violations of the anti-fraud provisions of the federal securities laws and perjury. In addition, on May 2, 1996, a purported class action lawsuit on behalf of Josephine Thornton and other individuals was filed in the New York Supreme Court for New York County against Bennett Finance Inc. and various other persons and entities alleged to have been affiliated with or employed by Bennett Funding and Bennett Management. Other entities, including the Company, were named as defendants in the lawsuit because they were allegedly alter egos and agents for Patrick Bennett, Michael Bennett, their parents and certain other named individual defendants. It is further alleged that, as such alter egos and agents, the corporate defendants, including the Company, engaged in common law fraud, negligence misrepresentation, deceptive acts or practices, sales of unregistered securities and breaches of fiduciary duties in connection with the financing activities of Bennett Funding and Bennett Management. Plaintiffs in this action seek an accounting, unspecified compensatory and punitive damages, injunctive relief, attorneys' fees and such other relief as the court deems appropriate. The Company believes that the allegations as to it set forth in the purported class action complaint are totally without merit and intends to defend the matter vigorously.

   Certain of these Bennett entities were formerly principal stockholders of the Company and sold their shares of Common Stock in the Company in connection with the Whitehall Transfer discussed under "Change in Control." Neither Patrick nor Michael Bennett was ever an officer or director of the Company, and the Company's business has been operated entirely independently of Bennett Management and Bennett Funding. In addition, all of the Common Stock initially acquired by the Bennetts and their affiliated companies was contributed to a partnership over which Mr. Gary Peiffer, Vice Chairman and General Counsel of the Company, had sole voting power with respect to all shares, and in February 1995, the Bennetts and affiliates granted an irrevocable proxy to vote all shares of Common Stock beneficially owned by them on all matters to the members of the Company's board of directors not affiliated with the Bennetts. No significant amounts remain due and owing to the Bennetts or their affiliates from the Company.

   On March 31, 1996, the Company entered into an agreement with Whitehall Financial Group, Inc. ("Whitehall"), which subsequently became a significant stockholder of the Company (the "Consulting Agreement") whereby Whitehall was engaged to provide consulting services to the Company relating to operations, management, financing and marketing. The Consulting Agreement expires on February 5, 1997, is renewable for a one-year term and provides for an annual fee to Whitehall of $300,000 (subject to adjustment in certain circumstances) plus reasonable and necessary expenses. Under the terms of the agreement, the Company has paid $315,500 including out of pocket expenses of $15,500. Whitehall recommended that Carl Frischling, Felice Cutler and Paul Fitzpatrick be named to the Company's Board of Directors. See "Directors and Executive Officers of the Company" and "Change in Control."

       COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires that officers, directors and holders of more than 10% of the Company's Common Stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Executive officers, Directors and greater than 10% stockholders of the Company are required to furnish the Company copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended June 30, 1996, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% stockholders were complied with.

                            SELECTION OF AUDITORS

   The Board of Directors of the Company has selected Ernst & Young LLP as independent public accountants to examine the consolidated financial statements of the Company for the fiscal year ended June 30, 1997, and to perform other accounting services. The firm of Ernst & Young LLP examined the consolidated financial statements of the Company for the fiscal year ending June 30, 1996. The Board of Directors considers this firm well qualified. If not otherwise specified, the proxies will be voted in favor of ratifying the selection of Ernst & Young LLP by the Board of Directors. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE SELECTION OF AUDITORS.

                           STOCKHOLDERS' PROPOSALS

   Any proposal that a stockholder intends to present for action at the 1998 Annual Meeting of Stockholders, currently scheduled for December 1997, must be received by the Company no later than June 30, 1997 in order for the proposal to be included in the proxy statement and form of proxy for the 1998 Annual Meeting of Stockholders. Proposals should be sent to the attention of the Secretary, The Aegis Consumer Funding Group, Inc., 525 Washington Blvd., 29th floor, Jersey City, New Jersey 07310.

                                OTHER BUSINESS

   The Board of Directors of the Company knows no other matters to be presented at the Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                             COST OF SOLICITATION

   Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy card and will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

   It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.
                                          By Order of the Board of Directors,

                                       /s/ ANGELO R. APPIERTO

                                          ANGELO R. APPIERTO,
                                          Chief Executive Officer

Jersey City, New Jersey

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    THE AEGIS CONSUMER FUNDING GROUP, INC.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 31, 1996, and does hereby appoint Angelo R. Appierto and Dina L. Penepent, and each of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of The Aegis Consumer Funding Group, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m., local time, on December 12, 1996 at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, 41st Floor, New York, New York 10022, and at any adjournment(s) or postponements thereof, hereby revoking all proxies heretofore given with respect to such Common Stock.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder. If no direction is made, it will be voted FOR the election of the nominee for director named herein and FOR the approval of the selection of auditors.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign this Proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?
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DO YOU HAVE ANY COMMENTS?
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                                                            SEE REVERSE SIDE

                                                                  |
                                                                  |   9404
                                                                  ---------
X     PLEASE MARK VOTES
      AS IN THIS EXAMPLE.

                                                    FOR ALL
                                FOR     WITHHOLD    EXCEPT
                               [  ]       [  ]       [  ]
1. Election of Directors
   GARY D. PEIFFER

INSTRUCTION: To withhold authority for any individual nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.

RECORD DATE SHARES:


                                         FOR     AGAINST    ABSTAIN
                                         [  ]     [  ]       [  ]
2. Approval of Auditor Ernst &
   Young LLP INSTRUCTION:
   To withhold authority for
   the ratification of
   Ernst & Young LLP, as
   independent public
   accountants, for the
   fiscal year ending
   June 30, 1997, mark the
   "Against" box.
                                         FOR     AGAINST    ABSTAIN
                                         [  ]     [  ]       [  ]

3. In their discretion the
   proxies are authorized to
   vote on such other business
   as may properly come before
   the Annual Meeting of
   Stockholders or any
   adjournment(s) thereof.

Check if you intend to attend the Annual Meeting of
Stockholders.                                            [  ]

Mark box at right if comments or address change
have been noted on the reverse side of this card.        [  ]

SIGNATURE(S)                          DATE
             ------------------------      --------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.